Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS FIRST QUARTER 2007 RESULTS
DALLAS — (BUSINESS WIRE) — May 8, 2007 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the first quarter of 2007. Company highlights for the first quarter include:
Financial Highlights
•	Revenues of $46.2 million increased over $9.6 million or approximately 26 percent from the first quarter of 2006.
•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $13.2 million increased approximately 49 percent from the prior year period.
•	Adjusted EBITDAR margin of 28.5 percent improved 430 basis points from the first quarter of 2006.
•	First quarter 2007 net income was $0.9 million versus a loss of $1.0 million in the first quarter of the prior year.
•	Adjusted net income was $1.0 million or a $0.04 profit per diluted share in the first quarter of 2007 compared to a net loss of $1.0 million, or a loss of $0.04 per share, in the first quarter of 2006. Adjusted net income for the first quarter of 2007 excludes a gain of less than $0.1 million on the sale of a parcel of land and approximately $0.1 million of deferred loan costs and exit fees as a result of refinancing a community to reduce the interest rate on its mortgage.
•	Adjusted cash earnings (net income plus depreciation and amortization) were $3.7 million, or $0.14 per diluted share, versus $2.3 million, or $0.09 per diluted share, for the first quarter of 2006, excluding the adjustments noted above.

Operational Highlights
•	Average physical occupancy rate for the stabilized communities was 90.6 percent compared to 91.5 percent at the end of the first quarter of 2006. The number of stabilized communities increased by 10 to 59.
•	Operating margins (before property taxes, insurance and management fees) were 47 percent in stabilized independent and assisted living communities.
•	At communities under management, same-store revenue increased 5.5 percent versus the first quarter of 2006 as a result of a 5.5 percent increase in average

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monthly rent. Same-community expenses increased 2.8 percent and net income increased 10.1 percent from the comparable period of the prior year. Incremental EBITDAR margin on same-store revenue increases was approximately 68 percent.
Significant Transactions
•	Leased a community that a health care REIT purchased from a third party for approximately $8.0 million. The Company previously managed this community, which is in lease-up. This transaction is expected to increase the Company’s net revenues by approximately $1.8 million in the first year of the lease. The property is projected to cover its lease payment by the fourth quarter.
•	Refinanced $9.5 million of debt on a single community with Federal Home Loan Mortgage Corporation (“Freddie Mac”). The new loan has a term of ten years with a one-year extension available at the Company’s option. The interest rate is fixed at 5.75 percent and will require interest only payments in the first two years.
•	Re-paid a $5.0 million term loan to Key Bank which carried an effective interest rate of 7.8 percent.
“Our 2007 business plan continues to build on our accomplishments and industry fundamentals,” said James A. Stroud, Chairman of the Company. “Revenues increased 26 percent, adjusted EBITDAR grew by 49 percent and adjusted EBITDAR margin improved by 430 basis points versus the first quarter of the prior year. We also further reduced our debt and average borrowing costs.”
OPERATING AND FINANCIAL RESULTS
For the first quarter of 2007, the Company reported revenues of $46.2 million, compared to revenues of $36.6 million in the first quarter of 2006, an increase of over $9.6 million or 26 percent. Resident and healthcare revenue increased from the first quarter of the prior year by approximately $9.9 million, or 32 percent, as a result of consolidating 12 additional communities, along with higher occupancy and rental rates.
The number of consolidated communities increased from 36 in the first quarter of 2006 to 48 in the first quarter of 2007. Financial occupancy of the consolidated portfolio increased by 30 basis points year-over-year and averaged 89.4 percent for the first quarter of 2007. The average monthly rent in the consolidated communities increased by $167 per month, or approximately 8 percent, and averaged $2,326 per occupied unit during the first quarter of 2007.
Management services revenue declined by approximately $0.1 million in the first quarter of 2007 compared to the first quarter of 2006, primarily reflecting the cessation of management fees on previously managed properties which became leased assets.
Revenues under management increased approximately 18 percent to $54.0 million in the first quarter of 2007 from $45.6 million in the first quarter of 2006. Revenues under management include revenues generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are

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managed by the Company. These communities increased from 59 to 64 during the last twelve months.
Operating expenses increased by $5.2 million from the first quarter of 2006. As a percentage of resident and healthcare revenues, operating expenses improved from 64.3 percent last year to 61.5 percent this year, an improvement of 280 basis points.
General and administrative expenses of $3.1 million exceeded the first quarter of the prior year by approximately $0.2 million. As a percentage of revenues under management, general and administrative expenses declined from 6.3 percent in the first quarter of 2006 to 5.8 percent in the first quarter of 2007.
Facility lease expenses were $6.5 million in the first quarter of 2007, nearly $4.4 million higher than the first quarter of 2006, reflecting 23 leased communities this year versus seven last year. Depreciation and amortization expense was $0.5 million lower than in the first quarter of 2006, as four of these leased assets were previously owned by the Company.
Adjusted EBITDAR for the first quarter of 2007 was approximately $13.2 million, an increase of 49 percent from $8.8 million in the first quarter of 2006. Adjusted EBITDAR margin was 28.5 percent for the period, a 430 basis point improvement from the comparable period of the prior year.
Interest income was $0.2 million in the current quarter as the Company earned interest on cash balances and lease deposits. Interest expense was $3.3 million in the first quarter of 2007, compared to $5.2 million in the first quarter of 2006, as a result of the refinancings completed during the second quarter of last year and other debt retirement.
The Company reported a gain on sale of assets of $0.8 million in the first quarter of 2007 from the recognition of deferred gains on 16 communities. As of March 31, 2007, the Company had deferred gains of $28.9 million that are being amortized over approximately ten years. The Company also realized a gain of approximately $0.1 million on the sale of a parcel of land. Other income of less than $0.1 million reflects the Company’s share of earnings from its investments in joint ventures.
The Company reported a pre-tax profit of approximately $1.5 million in the first quarter of 2007 compared to a pre-tax loss of approximately $1.6 million in the first quarter of 2006. Pre-tax results for the Company improved from a loss of $1.5 million in the first quarter of 2006, excluding the gain on the sale of a treasury rate lock, to a profit of $1.6 million in the current quarter, excluding gains on the sale of land and the write-off of deferred loan costs and exit fees.
The Company reported a net profit of $0.9 million, or $0.03 per diluted share, in the first quarter of 2007 versus a net loss of $1.0 million, or a $0.04 loss per share, in the first quarter of 2006. Excluding the adjustments noted above, net income was $1.0 million, or $0.04 per diluted share, in the first quarter of 2007.

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On this same basis, adjusted cash earnings (net income plus depreciation and amortization) were $3.7 million, or $0.14 per diluted share, in the first quarter of 2007, versus $2.3 million, or $0.09 per diluted share, in the first quarter of 2006.
“Our first quarter results were solid and we believe the remainder of 2007 holds significant potential,” said Lawrence A. Cohen, Chief Executive Officer. “We continue to achieve double digit same-store growth in community net income from increases in revenues and sound control of expenses, contributing to high levels of incremental margin and profitability. We are well-positioned to take advantage of a range of opportunities, including organic growth and growth through acquisitions.”
CAPITAL OVERVIEW AND FINANCING
In March of 2007, the Company refinanced $9.5 million of mortgage debt on its Gramercy Hill community with Freddie Mac. As part of the refinancing, the Company received approximately $2.1 million in cash proceeds, net of closing costs. The new mortgage loan has a ten-year term with a one year extension available at the Company’s option, interest fixed at 5.75 percent and requires interest only payments in the first two years with principal amortized thereafter over a 25 year term. As part of this refinancing, the Company wrote-off approximately $0.2 million in deferred loan costs and exit fees. While the debt on this community increased by over $2.5 million, the lower interest rate on the new loan will offset the additional principal, leaving interest expense unchanged from the previous level.
Also in the first quarter, the Company re-paid a term loan of approximately $5.0 million to Key Bank. This note bore interest at LIBOR plus 250 basis points and originated in January of 2006 when the Company settled a treasury rate lock liability.
As of March 31, 2007, the Company had $194.0 million of mortgage debt at a blended average borrowing cost of just under 6.4 percent. Approximately $161.3 million of debt was at fixed interest rates averaging approximately 6.1 percent and $32.7 million of debt was at variable rates capped at a maximum of 7.6 percent.
Capital expenditures in the first quarter of 2007 were approximately $1.4 million. The Company ended the quarter with approximately $20.5 million of cash and cash equivalents.
On May 3, 2007 the Company refinanced $30.0 million of mortgage debt on four owned communities. These new mortgages have a term of ten years at a fixed interest rate of 5.9 percent. The $30.0 million of fixed rate debt replaced $32.7 million of variable rate debt which carried an effective interest rate of 7.6 percent. By paying down approximately $2.7 million of principal and reducing the interest rate on the remaining balance by approximately 170 basis points, the Company expects annual interest savings of $0.7 million per year. With the completion of this refinancing, the Company has approximately $191.3 million of mortgage debt at fixed interest rates averaging approximately 6.1 percent. Combined with the amortization of deferred loan costs and other minor financing costs, the company anticipates approximately $3.1 million of quarterly interest expense at current levels of debt.

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1Q07 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s first quarter 2007 financial results. The call will be held on Wednesday, May 9, 2007 at 11:00 am Eastern Time.
The call-in number is 913-312-1265, confirmation code 4726929. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 9, 2007 at 2:00 pm Eastern Time, until May 16, 2007 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 4726929. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 24 leased communities and 3 communities it manages for third parties. In the communities operated by the Company, 74 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business

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conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,521	$25,569
Accounts receivable, net	6,422	3,838
Accounts receivable from affiliates	276	784
Federal and state income taxes receivable	527	241
Deferred taxes	672	672
Assets held for sale	1,611	2,034
Property tax and insurance deposits	5,678	6,460
Prepaid expenses and other	4,005	3,493

Total current assets	39,712	43,091
Property and equipment, net	312,278	313,569
Deferred taxes	15,530	15,448
Investments in limited partnerships	5,375	5,253
Other assets, net	15,420	17,127

Total assets	$388,315	$394,488

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,801	$3,566
Accrued expenses	8,942	11,224
Current portion of notes payable	3,995	6,110
Current portion of deferred income	4,775	4,306
Customer deposits	2,361	2,478

Total current liabilities	22,874	27,684
Deferred income	25,605	26,073
Notes payable, net of current portion	194,452	196,647
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000
Issued and outstanding shares — 26,459 and 26,424 in 2006 and 2005, respectively	265	264
Additional paid-in capital	127,827	127,448
Retained earnings	17,292	16,372

Total shareholders’ equity	145,384	144,084

Total liabilities and shareholders’ equity	$388,315	$394,488

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Resident and health care revenue	$41,305	$31,396
Unaffiliated management services revenue	88	411
Affiliated management services revenue	539	308
Community reimbursement revenue	4,294	4,442

Total revenues	46,226	36,557
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization shown below)	25,385	20,222
General and administrative expenses	3,135	2,886
Facility lease expense	6,525	2,128
Stock-based compensation expense	251	169
Depreciation and amortization	2,745	3,257
Community reimbursement expense	4,294	4,442

Total expenses	42,335	33,104

Income from operations	3,891	3,453
Other income (expense):
Interest income	151	70
Interest expense	(3,285)	(5,224)
Gain on sale of assets	872	197
Write-off of deferred loan costs	(187)	(105)
Other income	55	54

Income (loss) before income taxes	1,497	(1,555)
(Provision) benefit for income taxes	(577)	556

Net income (loss)	$920	$(999)

Per share data:
Basic income (loss) per share	$0.04	$(0.04)

Diluted income (loss) per share	$0.03	$(0.04)

Weighted average shares outstanding — basic	26,149	25,940

Weighted average shares outstanding — diluted	26,636	25,940

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q1 07	Q1 06	Q1 07	Q1 06	Q1 07	Q1 06
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	29	3,926	4,831	3,503	4,324
Leased	23	7	3,625	1,416	3,025	1,110
Joint Venture communities (equity method)	12	9	1,406	1,087	1,221	921
Third party communities managed	4	14	587	1,765	488	1,518

Total	64	59	9,544	9,099	8,237	7,873
Independent living			7,042	7,413	6,031	6,366
Assisted living			2,332	1,516	2,037	1,338
Skilled nursing			170	170	169	169

Total			9,544	9,099	8,237	7,873

II. Percentage of Operating Portfolio
Consolidated communities
Owned	39.1%	49.2%	41.1%	53.1%	42.5%	54.9%
Leased	35.9%	11.9%	38.0%	15.6%	36.7%	14.1%
Joint venture communities (equity method)	18.8%	15.3%	14.7%	11.9%	14.8%	11.7%
Third party communities managed	6.3%	23.7%	6.2%	19.4%	5.9%	19.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			73.8%	81.5%	73.2%	80.9%
Assisted living			24.4%	16.7%	24.7%	17.0%
Skilled nursing			1.8%	1.9%	2.1%	2.1%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	48	36
Resident capacity	7,551	6,247
Unit capacity	6,528	5,434
Financial occupancy (1)	89.4%	89.1%
Revenue (in millions)	41.2	31.3
Operating expenses (in millions) (2)	22.7	18.0
Operating margin	45%	42%
Average monthly rent	2,326	2,159
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	91.6%	90.6%
Revenue (in millions)	11.4	10.8
Operating expenses (in millions) (2)	6.3	6.0
Operating margin	45%	44%
Average monthly rent	1,962	1,856
III. Communities under management
Number of communities	64	59
Resident capacity	9,544	9,099
Unit capacity	8,237	7,873
Financial occupancy (1)	88.7%	88.0%
Revenue (in millions)	54.0	45.6
Operating expenses (in millions) (2)	29.4	25.2
Operating margin	46%	45%
Average monthly rent	2,441	2,200
IV. Same Store communities under management
Number of communities	50	50
Resident capacity	8,152	8,152
Unit capacity	7,100	7,100
Financial occupancy (1)	88.7%	88.7%
Revenue (in millions)	44.3	42.0
Operating expenses (in millions) (2)	24.0	23.3
Operating margin	46%	45%
Average monthly rent	2,349	2,226

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	Communities		Resident Capacity		Units
	Q1 07	Q1 06	Q1 07	Q1 06	Q1 07	Q1 06
V. General and Administrative expenses as a percent of Total Revenues under Management
First Quarter	5.8%	6.3%
VI. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	161,260	80,374
Variable rate debt, with a cap	32,716	33,000
Variable rate debt, no cap or floor	—	129,452

Total debt	193,976	242,826

Fixed rate debt — weighted average rate	6.1%	6.8%
Variable rate debt — weighted average rate	7.6%	7.8%
Total debt — weighted average rate	6.4%	7.5%

(1)	- Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	- Excludes management fees, insurance and property taxes.
MORE

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CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Three Months Ended March 31,
	2007	2006
Adjusted EBITDAR
Net income from operations	3,891	3,453
Depreciation and amortization expense	2,745	3,257
Facility lease expense	6,525	2,128

Adjusted EBITDAR	13,161	8,838

Adjusted EBITDAR Margin
Adjusted EBITDAR	13,161	8,838
Total revenues	46,226	36,557

Adjusted EBITDAR margin	28.5%	24.2%

Adjusted net income (loss) and net income (loss) per share
Net income (loss)	920	(999)
Write-off deferred loan costs, net of tax	115	68
Gain on sale of land parcel, net of taxes	(41)	—
Gain on sale of treasury rate lock, net of taxes	—	(60)

Adjust net income (loss)	994	(991)

Adjusted net income (loss) per share	$0.04	$(0.04)

Diluted shares outstanding	26,636	25,940
Adjusted cash earnings and cash earnings per share
Net income (loss)	920	(999)
Depreciation and amortization expense	2,745	3,257
Write-off deferred loan costs, net of tax	115	68
Gain on sale of land parcel, net of taxes	(41)	—
Gain on sale of treasury rate lock, net of taxes	—	(60)

Adjusted cash earnings	3,739	2,266

Adjusted cash earnings per share	$0.14	$0.09

Diluted shares outstanding	26,636	25,940
Adjusted pretax income (loss)
Pretax income (loss) as reported	1,497	(1,555)
Write-off deferred loan costs	187	105
Gain on sale of land parcel	(66)	—
Gain on sale of treasury rate lock	—	(93)

Adjusted pretax income (loss)	1,618	(1,543)

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